Exhibit 99.1

CONTACT:

Brian Levine

Office Depot

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT NAMES MIKE NEWMAN CHIEF FINANCIAL OFFICER

30-Year Veteran Brings Financial Leadership,

Strong Operating Skills and International Experience

Delray Beach, Fla., August 27, 2008 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today announced the appointment of Mike Newman as Executive Vice President and Chief Financial Officer.

Newman replaces Charles Brown, Office Depot’s interim CFO, who will continue in his role as President, International.

Newman comes to Office Depot from Dallas-based Platinum Research Organization, where he was Senior Vice President and Chief Financial Officer until March 2008.

Newman’s 30 years of financial experience includes CFO positions at Radio Shack, Intimate Brands, and Hussmann International (which was acquired by Ingersoll-Rand in 2000). He also spent 17 years at General Electric in a variety of management roles both in the United States and Europe. Additionally, Newman has worked on several start-up retail concepts and private equity transactions.

“Mike brings to Office Depot strong financial skills and a wealth of operating experience,” said Steve Odland, Chairman and CEO of Office Depot. “Further, he is an energetic leader who will bring new perspectives and more depth to our Executive Committee.”

Newman holds a BA in Economics from Amherst College.

Office Depot also announced that Jennifer Moline, Senior Vice President and Controller, has decided to leave the company.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,680 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $5.0 billion e-commerce operation. Office Depot has annual sales of approximately $15.4 billion, and employs about 49,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 44 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.